EXHIBIT 99.1

                    Bion Announces PENNVEST Board Approves
               $7.8 Million Financing for Kreider Farms Dairy Project

January 28, 2009. New York, New York. Bion Environmental Technologies, Inc. (OTCBB: BNET) announced today that on Monday, January 26, 2009, the Pennsylvania Infrastructure Investment Authority (PENNVEST) approved a $7.8 million loan to Bion PA 1, LLC. (a wholly-owned subsidiary of Bion Environmental Technologies, Inc.). Proceeds from the loan will be used to construct Bion's previously announced Kreider Farms dairy project in Lancaster County, Pennsylvania (Bion release: http://www.biontech.com/news/ pressreleases/release20080929.php).

Pennsylvania Governor Edward G. Rendell announced on Monday a $94 million investment in water infrastructure that included the loan to Bion for "the construction of a livestock waste treatment facility at Kreider Farms that will reduce both nitrogen and phosphorous emissions to the Chesapeake Bay watershed. The project is expected to generate a significant number of tradable nutrient credits that could be sold to other entities within the Chesapeake Bay watershed to help them comply with their own discharge limits for nitrogen and phosphorous." The complete press release issued by Governor Rendell's office can be viewed on the web at http://www.ctbpls.com/www/PA/ library/2009/2009012682.HTM.

This is the first project approved by the PENNVEST Board that supports waste treatment infrastructure at a CAFO (confined animal feeding operation) for the purpose of generating nutrient credits. Based on this approval, Bion will move forward with engineering and permitting for the Kreider project while finalizing definitive agreements with PENNVEST.

Over the past two years, Bion has worked with the Pennsylvania Department of Environmental Protection (PA DEP) and representatives from Pennsylvania State University to establish an acceptable nutrient credit calculation and verification methodology for the Kreider Farm project, which was approved by the DEP in mid-2008. The DEP approval projects a credit total in the range of 140 nutrient credits per milk cow's waste treated; and perhaps most significantly, a majority of these credits will be generated from airborne ammonia reductions. Ammonia air emissions from CAFOs are for the most part quickly re-deposited onto neighboring lands, which simply advances the
nitrogen molecule's travels towards the Chesapeake Bay.   A listing of Bion's
credits is posted on the PA DEPs trading website at http://www.dep.state. pa.us/river/Nutrient%20Trading_files/ProposalRegistryandTradableLoadTracking.
xls. Bion's treatment system will not only reduce nutrient impacts on the Chesapeake Bay, it will also significantly reduce local environmental impacts such as odor, phosphorus releases to the local creeks, a host of air emissions such as hydrogen sulfide and methane (greenhouse gas emissions), as well as pathogens.

More than 40 states have announced plans to develop nutrient trading programs, with Pennsylvania's program being the most advanced. Nutrient trading programs encourage nitrogen and phosphorous reductions from non-point source facilities (such as agriculture and livestock facilities) by providing a program to sell credits for those reductions. These certified nutrient credits can be used by point source facilities such as municipal wastewater treatment plants, with much higher remediation costs, to offset their own nutrient discharges. The premise is that the same nutrient reduction to the environment can be achieved at a significantly reduced cost to the community.

Bion has worked closely with both the federal and state regulatory agencies, as well as all other stakeholders, to develop policies that will support long term capital investment in livestock waste treatment facilities. The results of a recent study commissioned by the Pennsylvania state legislature projects an average nutrient removal cost of $28 per pound of nutrient per year to upgrade existing wastewater plants. Bion anticipates that it will be able to reduce that projected cost by as much as 75%, based upon its models and anticipated policy modifications.

Bion's project at Kreider Farms will be the first comprehensive on-farm waste treatment plant installation in the state, generating a steady stream of more than 100,000 credits per year. In addition to this initial dairy installation, Bion is working on a second phase of the project that it believes will generate in excess of 1 million additional credits. Phase 2 is anticipated to include a renewable energy production facility that will convert cellulose in the waste stream into usable thermal energy. According to the Chesapeake Bay Tributary Strategy, Pennsylvania's municipal wastewater treatment plants that ultimately discharge into the Susquehanna River watershed are required to reduce or offset their nutrient discharges by 7.5 million pounds per year.

Mark A. Smith, Bion's President, stated, "We are extremely pleased with the PENNVEST Board's loan approval. This is a great example of what Pennsylvania's nutrient credit trading program was designed to do: achieve nutrient reductions required under the Chesapeake Bay Strategy at a fraction of the cost to upgrade municipal waste treatment plants. This value proposition is the essence of what new technologies and solutions need to accomplish - doing more with less - one of Bion's core principles. We look forward to working with PENNVEST, the PA DEP, US EPA and other stakeholders to achieve permanent, effective, and affordable solutions for the Chesapeake Bay."
______________________________________________________________

About Bion: Bion has provided solutions to the agriculture and livestock industry since 1990, with 30 first-generation systems installed through 2003. Bion's next-generation technology results from 18 years of research & development, testing, commercial deployment, and further adaptation to evolving standards and opportunities. In addition to providing proven comprehensive environmental treatment, the system recovers cellulosic biomass from the waste stream to produce renewable energy in a process different and much more efficient than others that seek to exploit this energy source. The technology is scalable, proven and quickly gaining acceptance by regulatory agencies and other stakeholders as an effective solution to the environmental issues associated with concentrated livestock waste. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. Contact information:
Mark A. Smith
President
303-517-5302
mas@biontech.com
Craig Scott
Vice President-Capital Markets/IR
303-843-6191 direct
cscott@biontech.com